Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CANCER GENETICS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cancer Genetics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Cancer Genetics, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 8, 1999. The Certificate of Incorporation was amended and restated on April 17, 2007, April 12, 2010 and December 5, 2011 and amended on February 8, 2013 (as amended February 8, 2013, the “Amended and Restated Certificate of Incorporation”).

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 and Section 228 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:

Article FIFTH is hereby amended by deleting the first two paragraphs of Article FIFTH, and replacing such paragraphs with the following two paragraphs:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is 109,764,000 shares, which shall consist of two classes: (i) common stock, par value $0.0001 per share (“Common Stock”); and (ii) preferred stock, par value $0.0001 per share (“Preferred Stock”). The total number of shares of each class of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock and 9,764,000 shares of Preferred Stock.

Effective upon the effective time of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Split Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time are reclassified into a smaller number of shares such that every two and one-half (2.5) shares of issued Common Stock immediately prior to the Split Effective Time are reclassified into one (1) share of Common Stock. Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as a result of the reclassification. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board of Directors as of the Split Effective Time. Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

3. This Certificate of Amendment shall be effective March 4, 2013 at 9:00 A.M. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 1st day of March, 2013.

CANCER GENETICS, INC.

By:	/s/ Panna Sharma
Name: Panna L. Sharma
Title: Chief Executive Officer